Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Macy's, Inc.:

We consent to the use of our report dated March 28, 2008, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated herein by reference.

Our report on the consolidated finanical statements refers to the adoption of the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," and the measurement date provision of Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," in fiscal 2007, and the provisions of Statement of Financial Accounting Standard No. 123R, "Share Based Payment," and the recognition and related disclosure provisions of the Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," in fiscal 2006.

/s/ KPMG LLP

Cincinnati, Ohio
September 26, 2008